Exhibit 3.1

BURLINGTON NORTHERN SANTA FE, LLC

WRITTEN CONSENT OF SOLE MEMBER

April 8, 2010

The undersigned, National Indemnity Company, a Nebraska corporation (the “Sole Member”), being the sole member of Burlington Northern Santa Fe, LLC, a Delaware limited liability company (the “Company”), does hereby consent to and adopt the following resolutions.

WHEREAS, the Sole Member desires to make certain amendments to the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of February 12, 2010 (the “Operating Agreement”); and

WHEREAS, Section 13 of the Operating Agreement provides that the Operating Agreement may be modified or amended at any time by a writing signed by the Sole Member.

NOW, THEREFORE, BE IT:

RESOLVED, that Sections 4, 5, 8(a) and 10, respectively, of the Operating Agreement be amended and restated in their entirety to read as follows:

4.  Registered Agent and Office.  The Company’s registered office and registered agent for service of process in the State of Delaware pursuant to Section 18-104 of the Act shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle.  The identity of the Company’s registered agent and the location of the Company’s registered office may be changed at will by the Sole Member.

5.  Principal Office.  The principal office of the Company shall be located at 2650 Lou Menk Drive, MOB-2, Fort Worth, Texas 76131.  The location of the Company’s office may be changed at will by the Sole Member.  In addition, the Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Sole Member or the Board (as defined below) deems advisable in its sole discretion.

8. Management of the Company.

(a)  Board of Managers.  The Company shall be managed by a Board of Managers (the “Board”).  The number of managers on the Board (each, a “Manager”) shall be no less than one and no more than ten.  The Managers shall be designated from time to time by the Sole Member, which may remove and replace any Manager (or dissolve the entire Board) at any time, in its sole discretion.  As of the date hereof, there shall be seven Managers, as follows:  Warren E. Buffett, Marc D. Hamburg, Matthew K. Rose, Thomas N. Hund, Carl R. Ice, John P. Lanigan, Jr. and Roger Nober.  As of the date hereof, Matthew K. Rose shall be appointed as the Chairman of the Board and Roger Nober shall be appointed as the Secretary of the Board.  A majority of the Managers on the Board shall constitute a quorum.  Each Manager shall have one vote, and an action of the Board shall require the affirmative votes of a majority of the quorum.  The Board may also act by written consent executed by at least a majority of the Managers on the Board.  The Board may delegate authority to one or more Managers, officers, employees, agents or representatives of the Company as it may from time to time deem appropriate.  Further, the Board may, from time to time, establish and delegate authority to such committees as it deems appropriate.  The Board shall hold regular meetings at the times, dates and places (including, if it so desires, by telephone or video conference) that are established by the Board.  Special meetings of the Board may be called by any Manager.  Notice of any regular or special meeting must be delivered to each Manager by telephone, facsimile, e-mail or a nationally recognized overnight courier service no later than three business days before the meeting.  The attendance of a Manager at a meeting shall constitute waiver of notice of such meeting.  No person shall receive any compensation for his or her service as a Manager, although the Company will reimburse Managers for their out-of-pocket expenses incurred in attending Board meetings.

10.  Indemnification.  The Company shall indemnify the Sole Member and its affiliates, employees, owners and agents to the maximum extent permitted by the Act.  In addition, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, demand, action, suit or proceeding because he or she is or was a Manager or officer of the Company or is or was serving in another position at the request of the Company, to the maximum extent any such person could be indemnified by a Delaware corporation under Delaware law.  To the fullest extent permitted by applicable law, expenses (including attorneys’ fees) incurred by a person indemnified under this Section 10 defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding; provided, however, that such payment of expenses in advance of the final disposition of the claim, demand, action, suit or proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Section 10 or otherwise.  The Company may, from time to time, by action of the Sole Member, the Board or the Chairman, President and Chief Executive Officer of the Company, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the provisions of this Section 10 with respect to the indemnification of and advancement of expenses to Managers and officers of the Company.  Any such indemnification of an employee or agent may be memorialized in an instrument executed on behalf of the Company by any officer of the Company acting at the direction of the Sole Member, the Board or the Chairman, President and Chief Executive Officer of the Company.  Any indemnification under this Section 10 shall be satisfied from the Company’s assets only.

RESOLVED, that the Chairman, President and Chief Executive Officer of the Company, the Executive Vice President Law and Secretary of the Company, or any other Executive Vice President or Vice President of the Company be, and hereby is, acting alone or with other officers of the Company, authorized, empowered, and directed, in the name and on behalf of the Company, to take such action desirable or appropriate to carry out the intent of the foregoing resolutions.

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IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has executed this written consent on the date first set forth above.

NATIONAL INDEMNITY COMPANY

By:	/s/ Marc D. Hamburg
Name:	Marc D. Hamburg
Title:	Chairman